UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. _____________)*

             FLEMINGTON PHARMACEUTICAL CORPORATION (Name of Issuer)
                                (Name of Issuer)

           COMMON STOCK, $.01 PAR VALUE (Title of Class of Securities)
                         (Title of Class of Securities)

                                   339280 10 9
                                 (CUSIP Number)

                                NOVEMBER 12, 1997
                           (Date of Reportable Event)


This Schedule is filed pursuant to:

[ ] Rule 13d-1 (b)
[ ] Rule 13d-1 (c)
[X] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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    CUSIP NO. 339280 10 9
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    1        NAME OF REPORTING PERSON

             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Watson Pharmaceuticals, Inc.,
             95-3872914
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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  / /
                                                                   (b) /X/

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    3        SEC USE ONLY

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    4        CITIZENSHIP OR PLACE OF ORGANIZATION

             a Nevada Corporation
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       NUMBER OF               5         SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       389,350
        OWNED BY              -------------------------------------------------
          EACH                 6         SHARED VOTING POWER
       REPORTING                         0
         PERSON               -------------------------------------------------
          WITH                 7         SOLE DISPOSITIVE POWER

                                         389,350
                              -------------------------------------------------
                               8         SHARED DISPOSITIVE POWER

                                         0
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9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             389,350
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10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES* / /

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11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.0%
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12           TYPE OF REPORTING PERSON*

             CO
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1 (A)-(B)             Name of Issuer:

                Flemington Pharmaceutical Corporation ("Issuer")
                43 Emery Ave.
                Flemington, New Jersey 08822

ITEM 2 (A)-(C)             Name of Person Filing:

                Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson") 311 Bonnie Circle
                Corona, CA 91720

ITEM 2 (D)          Title of Class of Securities:   common stock, $ .01 par
                    value ("Common Stock")

ITEM 2 (E)          CUSIP Number:    339280 10 9

ITEM 3 Watson acquired 389,350 shares of the Issuer's Common Stock through Watson's July 1995 acquisition of Circa Pharmaceuticals, Inc. ("Circa"). Circa acquired the Common Stock from the Issuer in November 1994, prior to the Issuer's November 1997 Initial Public Offering. This
                    Schedule 13G is filed pursuant to Securities Exchange Act rule 13d-1(d).

ITEM 4              Ownership:

                The following information is provided as of December 31, 1997:

                (a) Amount Beneficially Owned:   389,350 shares of Common Stock

                (b) Percent of Class:            10.0%

                (c) Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:     389,350
                    (ii)  shared power to vote or to direct the vote:         0
                    (iii) sole power to dispose or to direct the disposition
                           of:                                          389,350
                    (iv)  shared power to dispose or to direct the disposition
                           of:                                                0

ITEM 5              Ownership of Five Percent or Less of a Class: Not applicable

ITEM 6              Ownership of More than Five Percent on Behalf of
                     Another Person:                              Not applicable

ITEM 9              Notice of Dissolution of Group:               Not applicable

ITEM 10             Certification:                                Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            WATSON PHARMACEUTICALS, INC.

                                                      April 7, 1998
                                            -----------------------------------
                                                          Date

                                                     /s/ ALLEN CHAO
                                            -----------------------------------
                                                       Signature

                                          Allen Chao, Ph.D., Chairman, President
                                               and Chief Executive Officer

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).